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                     November 30, 2020

       Ophir Sternberg
       Chief Executive Officer
       Opes Acquisition Corp.
       4218 NE 2nd Avenue
       Miami, FL 33137

                                                        Re: Opes Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 25,
2020
                                                            File No. 001-38417

       Dear Mr. Sternberg:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services